UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 20, 2013 (June 14, 2013)

Date of Report (date of earliest event reported)

PAIN THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-29959	91-1911336
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7801 N Capital of Texas Highway, Suite 260, Austin, TX 78731

(Address of principal executive offices)

(512) 501-2444

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Items 3.03 and 5.02 is hereby incorporated by reference into this Item 1.01.

Item 3.03	Material Modification to Rights of Security Holders

On June 20, 2013, Pain Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Preferred Stock Rights Agreement, dated as of such date, by and between the Company and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC) (the “Rights Plan”) to amend certain terms of the Preferred Stock Rights Agreement, dated as of April 28, 2005, including certain mechanical and procedural adjustments to the terms of the Rights Plan such as (i) incorporating a trust method of effecting a post-triggering event exchange of common stock for rights that may be outstanding under the Rights Plan, (ii) aligning certain decision making periods within the Rights Plan and (iii) including certain derivative transactions as triggers of the Rights Plan, in addition to the common stock beneficial ownership threshold triggers already provided. This summary is qualified by the terms of the Rights Plan, a copy of which, as amended and restated, is filed with this Current Report on Form 8-K as Exhibit 4.1 and is hereby incorporated by reference into this Item 3.03.

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2013, the Board of Directors (the “Board”) and Compensation Committee of the Board (the “Committee”) of the Company approved an amendment to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to provide for full acceleration of vesting (including lapsing of all restrictions and deemed achievement of all other performance goals and other vesting criteria) of all awards under the 2008 Plan outstanding as of June 14, 2013 in the event an award grantee’s service provider status with the Company is terminated by the Company (or any successor entity) without “cause” or by the award grantee for “good reason” at any time following a “change in control” of the Company, with such terms being defined in a manner compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Grants made under the 2008 Plan after June 14, 2013 will similarly include such acceleration terms unless the administrator of the 2008 Plan determines not to include them in such grants. In addition, the 2008 Plan amendment provides that in the event of a change in control that is not endorsed by continuing directors (as defined in the amendment), the vesting of all outstanding awards under the 2008 Plan will accelerate in full in connection with the closing of such change in control.

On June 14, 2013, the Committee and Board also approved changes to the Company’s Long Term Compensation Plan for senior officers (“LTCP”) to provide for full acceleration of cash payments provided in the LTCP in the event that a participant in the LTCP has their service provider status with the Company terminated by the Company (or any successor entity) without “cause” or terminated by such participant for “good reason” at any time following a “change in control” of the Company, with such terms being defined in a manner compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In addition, the LTCP changes also provide that in the event of a change in control that is not endorsed by continuing directors, all outstanding cash payments under the LTCP will accelerate in full in connection with the closing of such change in control. Equity awards included as part of the LTCP are governed by the Company’s 2008 Plan, and would receive the acceleration set forth in the previous paragraph. A description of the overall terms of the LTCP is set forth in the “Executive Compensation and Other Matters” section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 5, 2013. Such description, except as modified as described herein, is incorporated by reference into this Item 5.02.

On June 20, 2013, the Company and Remi Barbier, the Company’s Chairman of the Board, President and Chief Executive Officer, entered into an amendment to Mr. Barbier’s Employment Agreement, dated as of July 1, 1998 as amended on December 17, 2008 (the “EA”), to provide (i) that in the event the obligations of the Company under the EA are not assumed by a successor entity in the event of a “change in control” of the Company (as defined in the 2008 Plan), such non-assumption would be deemed a termination of Mr. Barbier as other than for “cause” and trigger Mr. Barbier’s rights to receive severance and other benefits under such circumstance as otherwise provided in the EA and (ii) that Mr. Barbier’s compensation that is earned based on financial metrics would not be subject to recovery in the event of a restatement of the Company’s financial statements upon which such compensation was based except to the extent required by law, regulation or the listing or quotation rules or regulations of any securities exchanges or listing services on which the Company’s common stock is listed or quoted. Such amendment was approved by the Committee on June 14, 2013.

On June 14, 2013, the Board approved an amendment to the terms set forth in the 2008 Plan regarding automatic option grants for outside directors to increase the number of shares common stock for initial grants upon an outside director first becoming a member Board and annual grants to outside directors in connection with the Company’s annual meeting of stockholders from 25,000 shares of common stock to 50,000 shares of common stock. Vesting and other terms reflected in the 2008 Plan with respect to initial and annual grants to outside directors otherwise remained unchanged.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Amended and Restated Preferred Stock Rights Agreement, dated as of June 20, 2013, between the Company and Computershare Shareowner Services LLC, including the Certificate of Designation, the form of Rights Certificate and Summary of Rights attached thereto as Exhibits A, B and C, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAIN THERAPEUTICS, INC.

By:	/s/ Peter S. Roddy
Peter S. Roddy
Vice President & Chief Financial Officer

Date: June 20, 2013

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